EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              KVH INDUSTRIES, INC.


     KVH Industries, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of said corporation resolutions were duly adopted proposing and declaring advisable that the Restated Certificate of Incorporation of said corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

         RESOLVED:         That the Board of Directors of this Corporation
                           recommends and deems it advisable that the Restated
                           Certificate of Incorporation of this Corporation be amended by amending Article FOURTH thereof to increase the total number of shares of all classes of capital stock the Corporation is authorized to issue to 21,000,000, consisting of (i) 20,000,000 shares of Common Stock, $.01 par value per share ("Common
                           Stock"), and (ii) 1,000,000 shares of Preferred
                           Stock, $.01 par value per share ("Preferred Stock");

         RESOLVED:         That the aforesaid proposed amendment be submitted to
                           the stockholders of the Corporation for their consideration; and

         RESOLVED:         That following the approval by the stockholders of
                           the aforesaid amendment as required by law, the officers of this Corporation be, and they hereby are, and each of them hereby is, authorized and directed
                           (i) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the aforesaid amendment in the form approved by the stockholders and (ii) to take any and all other actions necessary, desirable or convenient to give effect to the aforesaid amendments or otherwise to carry out the purposes of the foregoing Resolutions.

SECOND: That at a meeting of the stockholders on March 2, 2001, the stockholders have approved the amendment in accordance with
                  Section 211 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said KVH Industries, Inc. has caused this certificate to be signed by Richard C. Forsyth, its Chief Financial Officer, this 22nd day of March, 2001.

                                                    KVH INDUSTRIES, INC.

                                              By:      /s/ Richard. C. Forsyth
                                                      __________________________
                                                       Richard C. Forsyth,
                                                       Chief Financial Officer